                                                                    EXHIBIT 11.1

                        CKS GROUP, INC. AND SUBSIDIARIES

                       STATEMENT REGARDING COMPUTATION OF
                               EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   YEAR ENDED                SIX MONTHS ENDED
                                                  NOVEMBER 30,              -------------------
                                          -----------------------------     MAY 31,     MAY 31,
                                           1993       1994       1995        1995        1996
                                          ------     ------     -------     -------     -------
Net income..............................  $  279     $  288     $ 1,366     $   409     $ 2,045
                                          ------     ------     -------     -------     -------
Weighted average number of common shares
  outstanding...........................   7,311      8,775      10,140      10,051      12,513
Number of common stock equivalents as a
  result of stock options outstanding
  using the treasury stock method.......      --         --         198          --         634
Number of common shares issued and stock
  options granted in accordance with
  Staff Accounting Bulletin No. 83......   1,171      1,169         388         669          --
                                          ------     ------     -------     -------     -------
Shares used in per share computation....   8,482      9,944      10,726      10,720      13,147
                                          ------     ------     -------     -------     -------
Net income per share....................  $ 0.03     $ 0.03     $  0.13     $  0.04     $  0.16
                                          ======     ======     =======     =======     =======